UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549



                                 SCHEDULE 13G/A
                                   2/28/2010


                   Under the Securities Exchange Act of 1934

                             (Amendment No.1 )


                          CurrencyShares Euro Trust
                               (Name of Issuer)

                            Exchange Traded Fund
                        (Title of Class of Securities)


                                   23130C108
                                (CUSIP Number)


Check the following box if a fee is being paid with this
statement [    ].  (A
fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)
(See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of
1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act
(however, see the
Notes).



                               Page 1 of 5 pages

- - --------------------------------------------
  CUSIP NO.  23130C108             13G
PAGE 2 OF 5 PAGES
- - -----------------------
- --------------------

- - ----------------------------------------------------------
- --------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      GRACE & WHITE, INC.

      #13-2884675
- - ----------------------------------------------------------
- --------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2
(a) [_]

(b) [_]

- - ----------------------------------------------------------
- --------------------
      SEC USE ONLY
 3


- - ----------------------------------------------------------
- --------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      NEW YORK, U.S.A.
- - ----------------------------------------------------------
- --------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          1,400
      SHARES       -----------------------------------------
- ------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             NONE
                   -----------------------------------------
- ------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          7,300
      PERSON       -----------------------------------------
- ------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          NONE
- - ----------------------------------------------------------
- --------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON
 9
          7,300

- - ----------------------------------------------------------
- --------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*
10

[_]

- - ----------------------------------------------------------
- --------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      .15%
- - ----------------------------------------------------------
- --------------------
      TYPE OF REPORTING PERSON*
12
      IA.
- - --------------
CUSIP NUMBER -----------------------------------------------
- -----------------

  23130C108              Page 3 Of 5 Pages

Item 1.
    (a) Name of Issuer:  CurrencyShares Euro Trust

        --------------


    (b) Address of Issuer's Principal Executive Offices:
        -----------------------------------------------
        Rydex Funds
	9601 Blackwell Road, Suite 500
        Rockville, Maryland 20850
Item 2.
    (a) Name of Person Filing:    Grace & White, Inc.
        ---------------------


    (b) Address of Principal Business Office:
        ------------------------------------
        Grace & White, Inc.
        515 Madison Ave. Suite 1700
        New York, New York 10022


    (c) Citizenship:       New York Corporation
        -----------

    (d) Title of Class of Securities:  Exchange Traded Fund
        ----------------------------

    (e) CUSIP Number: 23130C108
        ------------

Item 3. If this statement is filed pursuant to Rule 13d-
1(b),
        ---------------------------------------------------
- -
        or 13d-2(b), check whether the person filing is a:
        ---------------------------------------------------
 (e) X  Investment adviser registered under Section 203 of
    --- the Investment Advisers Act of 1940.

Item 4. Ownership.
        ---------

    (a) Amount beneficially owned:
        --------------------------
        The shares of Exchange Traded Fund beneficially owned by Grace & White, Inc. by this Schedule amount to
        7,300 shares.

    (b) Percent of Class:
        -----------------
         .15%

    (c) For information on voting and dispositive power with above listed shares, see Items 5-8 of the Cover Page.


Item 5. Ownership of Five Percent or Less of a Class.
        --------------------------------------------

        This statement is being filed to report the fact that as of February 28, 2010, Grace & White, Inc. has ceased to be the beneficial owner of more than five percent of the common stock.


Item 6. Ownership of more than Five Percent on Behalf of
        Another Person
        ----------------------------------------------------
         N/A


Item 7. Identification and Classification of the Subsidiary
        Which Acquired the Security Being Reported on
        By the Parent Holding Company.
      -------------------------------------------------------

        N/A.

Item 8. Identification and Classification of Members of the
        Group.
        ----------------------------------------------------

        N/A

Item 9. Notice of Dissolution of Group.
        ------------------------------

        N/A.

Item 10.  Certification.
          -------------

     By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                             SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATE: March 2, 2010

                           Grace & White, Inc.

                           By:/s/ MARC RAVITZ
                               -----------------
                                 Marc Ravitz
                                 Executive Vice President